Exhibit 4.6
CONSENT AGREEMENT AND
AMENDMENT NO. 5
TO LOAN AND SECURITY AGREEMENT

CONSENT AGREEMENT AND AMENDMENT NO. 5 TO LOAN AND SECURITY AGREEMENT, dated as of June 30, 2004 (this “Agreement”), to the Loan and Security Agreement referred to below by and among MATRIA HEALTHCARE, INC., a Delaware corporation (together with its permitted successors and assigns, the “Parent”), DIABETES ACQUISITION, INC., a Georgia corporation and wholly-owned subsidiary of the Parent (together with its permitted successors and assigns, “DAI”), GAINOR MEDICAL ACQUISITION COMPANY, a Georgia corporation and wholly-owned subsidiary of DAI (together with its permitted successors and assigns, “Gainor”), DIABETES MANAGEMENT SOLUTIONS, INC., a Delaware corporation and wholly-owned subsidiary of Gainor (together with its permitted successors and assigns, “DMS”), DIABETES SELF CARE, INC., a Virginia corporation and wholly-owned subsidiary of Gainor (together with its permitted successors and assigns, “DSC”), MATRIA LABORATORIES, INC., a Delaware corporation and wholly-owned subsidiary of DSC (together with its permitted successors and assigns, “MLI”), FACET TECHNOLOGIES, LLC, a Georgia limited liability company whose interests are wholly-owned by the Parent (together with its permitted successors and assigns, “Facet”), MATRIA OF NEW YORK, INC., a New York corporation and wholly-owned subsidiary of the Parent (together with its permitted successors and assigns, “MNY”), MATRIA HEALTHCARE OF ILLINOIS, INC., a Georgia corporation and wholly-owned subsidiary of the Parent (together with its permitted successors and assigns, “MII”), QUALITY ONCOLOGY, INC., a Delaware corporation and wholly-owned subsidiary of the Parent (together with its permitted successors and assigns, “QO”) (the Parent, DAI, Gainor, DMS, DSC, MLI, Facet, MNY, MII and QO, each individually a “Borrower” and jointly and severally, the “Borrowers”), MATRIA HEALTHCARE, INC., in its capacity as authorized representative of the Borrowers (the “Authorized Representative”), and HFG HEALTHCO-4, LLC, a Delaware limited liability company (together with its successors and assigns, the “Lender”).
W I T N E S S E T H
WHEREAS, the Borrowers, the Authorized Representative and the Lender are parties to that certain Loan and Security Agreement, dated as of October 22, 2002 (including all annexes, exhibits and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, including, without limitation, by that certain Amendment No. 1 to Loan and Security Agreement dated as of December 31, 2002, that certain Amendment No. 2 to Loan and Security Agreement dated as of December 31, 2003, that certain Consent and Waiver Agreement and Amendment No. 3 to Loan and Security Agreement dated as of April 23, 2004, that certain Consent and Waiver Agreement and Amendment No.4 to Loan and Security Agreement dated as of April 29, 2004, and that certain Consent Agreement dated as of June 22, 2004, the “Loan and Security Agreement”);

WHEREAS, the Parent, DSC and DMS (DSC and DMS together, the “Seller”) and DEGC Enterprises (U.S.), INC., a Florida corporation (“DEGC”), are parties to that certain Asset Purchase Agreement dated June 22, 2004 (the “Asset Purchase Agreement”);

WHEREAS, the Parent, Seller and DEGC intend to consummate the transactions contemplated by the Asset Purchase Agreement; and

WHEREAS, the consummation of the transactions contemplated by the Asset Purchase Agreement would be in violation of the Loan and Security Agreement, and Lender has agreed to consent to the consummation of such transactions pursuant to the Asset Purchase Agreement on the terms and conditions provided for herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Borrowers, the Authorized Representative and the Lender hereby agree as follows:

  Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan and Security Agreement.
  Consents. As of the Agreement Effective Date (as hereinafter defined), the Lender hereby consents, pursuant to Section 6.01 of the Loan and Security Agreement and notwithstanding anything set forth to the contrary in clauses (g), (r) and (z) of Exhibit IV and clauses (e), (m) and (v) of Exhibit V to the Loan and Security Agreement, to the Parent, DSC and DMS consummating the transactions contemplated by the Asset Purchase Agreement including, without limitation, the sale and purchase of the Assets. Notwithstanding the foregoing:
    this consent shall not permit the Borrowers to (x) send a Revocation Order (as defined in the Depositary Agreements) or make any change or replacement in the Standing Revocable Instruction (as defined in the Depositary Agreements) or (y) fail to provide notice to any Lockbox Bank that the Lender shall have full control of any Lender Lockbox or Lender Lockbox Account promptly upon the written request of the Lender and in any event within two Business Days’ of such written request, in either case with respect to payments by Obligors on all or any portion of a Receivable;
    the consent of the Lender to the consummation of any sale of the capital stock or assets of MLI pursuant to Section 7.14 of the Asset Purchase Agreement is made pursuant to the Borrowers’ agreement that at the time of, or prior to, such sale, the Borrowers will deliver to the Lender modifications to the Loan and Security Agreement and the other Documents in form and substance satisfactory to the Lender; and
    this consent shall not permit the Borrowers to any Borrower to sell, lease, assign, transfer, or otherwise dispose of any of its Receivables or other Collateral, other than the Assets (as such term is defined in the Asset Purchase Agreement).
  Waivers. Upon the Agreement Effective Date, the Lender hereby agrees to waive any Default or Event of Default arising pursuant to:
    a breach of the covenant set forth in clause (f) of Exhibit IV of the Loan and Security Agreement, solely to the extent that such breach arises with respect to the preferential arrangements described in the Interim Management Services Agreement to be delivered pursuant to the terms of the Asset Purchase Agreement in the form of Exhibit E attached thereto or the sharing of agreements and other arrangements pursuant to the transfer of the Assets (as such term is defined in the Asset Purchase Agreement) as described in the Asset Purchase Agreement; or
    the Borrowers’ payment of cash earnout payments to the QO Seller pursuant to Section 1.5 of the QO Acquisition Agreement with the proceeds of the transactions contemplated by the Asset Purchase Agreement in the absence of the certification required by clause (ee) of Exhibit V to the Loan and Security Agreement, provided that the Borrowers hereby represent and warrant that (x) such payment will not otherwise result in an Event of Default, and (y) the amount of such payment will not exceed the sum of (A) 75.0% of the average amount, calculated on a daily basis, of the Borrowers’ cash-in-hand during the prior 30 days and (B) the average amount, calculated on a daily basis, by which the Revolving Commitment exceeded the Revolving Loan during the prior 30 days.
  Amendments.
    Exhibit I to the Agreement is amended by adding the following additional defined terms in the appropriate alphabetical order:
  “Amendment No. 5” means that certain Consent Agreement and Amendment No. 5 to this Agreement, dated as of June 30, 2004.
  “EBITDA Adjustment Limit” means (i) for the fiscal quarter ending September 30, 2004, $600,000, (ii) for the fiscal quarter ending December 31, 2004, $500,000, (iii) for the fiscal quarter ending March 31, 2005, $400,000, (iv) for the fiscal quarter ending June 30, 2005, $300,000, (v) for the fiscal quarter ending September 30, 2005, $200,000, and (vi) for the fiscal quarter ending December 31, 2005, $100,000.
  b.Exhibit I to the Loan and Security Agreement is further amended by amending and restating the definition of “EBITDA” in its entirety to read as follows:
     “EBITDA” of the Parent and its Subsidiaries means, for any period, the sum of (a) net income (or net loss)(calculated before extraordinary items), during such period plus (b) Interest Expense during such period deducted in the determination of such net income (or net loss), plus (c) depreciation, amortization and other non-cash items for such period to the extent included in the determination of net income (or net loss) plus or minus (d) all taxes accrued for such period on or measured by income to the extent deducted or credited in determining such net income (or net loss) minus or plus (e) gains (or losses) from asset dispositions outside of the normal course of business to the extent included in determining such net income (or net loss), plus (f) losses due to asset impairment plus (g) non-cash, non-recurring items to the extent included in determining such net income (or net loss); provided, that in calculating EBITDA for any period from the closing of the asset sale contemplated by the Asset Purchase Agreement (as such term is defined in Amendment No. 5 hereto) up to and including December 31, 2005, the EBITDA of DSC and DMS during any such period shall be excluded for such period up to a negative amount of EBITDA not to exceed the EBITDA Adjustment Limit.

  c.Clause (p) of Exhibit V (Events of Default) to the Loan and Security Agreement is amended in its entirety to read as follows:
  (p)   The ratio of Debt to EBITDA for the immediately prior 12-month period for the Parent and its Subsidiaries for any Test Period is greater than 3.5:1.0.
  d.Clause (r) of Exhibit V (Events of Default) to the Loan and Security Agreement is amended in its entirety to read as follows:
  (r)   The Current Ratio as at the end of any fiscal quarter of the Parent and its Subsidiaries is less than 1.6:1.0.
    Remedies. This Agreement shall constitute a Document. The breach by the Parent or any other Borrower of any representation, warranty, covenant or agreement in this Agreement shall constitute an immediate Event of Default hereunder and under the other Documents.
    Representations and Warranties. To induce the Lender to enter into this Agreement, each Borrower, jointly and severally and giving effect to this Agreement, makes the following representations and warranties to the Lender:
      The execution, delivery and performance by it of this Agreement and the performance of the Loan and Security Agreement, the Documents and the other documents to be delivered by it thereunder and the actions contemplated hereby and thereby, including, in the case of the Parent, DSC and DMS, the Asset Purchase Agreement, (i) are within its corporate or company powers, (ii) have been duly authorized by all necessary corporate or company action, (iii) do not contravene (1) its charter or its bylaws, or its operating agreement, as applicable, (2) any law, rule or regulation applicable to it, (3) the Indenture or any contractual restriction binding on or affecting it or its Property, or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its Property, and (iv) do not result in or require the creation of any Lien upon or with respect to any of its Properties, other than the Loan and Security Agreement or the Documents. This Agreement has been duly executed and delivered by it. It has previously furnished to the Lender a true, correct and complete copy of its charter, bylaws or operating agreement, as applicable, including all amendments thereto.
      This Agreement, the Loan and Security Agreement and the Documents constitute the legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).
      No event has occurred and is continuing, or would result from the execution of this Agreement, that constitutes a Default or Event of Default.
      Except as disclosed on Schedule III to the Loan and Security Agreement, there is no pending or, to its knowledge, threatened action or proceeding or injunction, writ or restraining order affecting it before any court, Governmental Entity or arbitrator which could reasonably be expected to result in a Material Adverse Effect, or which purports to affect the legality, validity or enforceability of this Agreement or the Loan and Security Agreement, or any other Document executed in connection herewith or therewith, and it is not currently the subject of, or has any present intention of commencing, an insolvency proceeding or petition in bankruptcy.
      After giving effect to this Agreement, the representations and warranties of each Borrower contained in the Loan and Security Agreement and each other Document are true and correct on and as of the Agreement Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.
    No Other Waivers or Consents. Except as expressly provided herein, the Loan and Security Agreement and the other Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, except as specifically provided herein, this Agreement shall not be deemed a (i) waiver of any term or condition of any Document or (ii) consent to any deviation from the terms of the Loan and Security Agreement or any of the other Documents on the part of the Parent or any other Borrower, and shall not be deemed to prejudice any right or rights which the Lender may now have or may have in the future under or in connection with the Loan and Security Agreement or any other Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.
    Expenses. Each Borrower hereby reconfirms its respective obligations pursuant to Section 6.05 of the Loan and Security Agreement to pay and reimburse the Lender for all reasonable costs and out-of-pocket expenses (including, without limitation, reasonable counsel fees and expenses) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and all other documents and instruments delivered in connection herewith.
    Effectiveness. This Agreement shall become effective as of the date first set forth above (the “Agreement Effective Date”) only upon satisfaction in full in the judgment of the Lender of each of the following conditions:
      Collection of Accounts Agreement. The Borrowers shall have delivered a fully-executed copy of that certain A/R Remittance and Product Return Agreement dated as of the date hereof by and among DEGC, the Parent, DSC and DMS in form and substance satisfactory to the Lender.
      Agreement. The Lender shall have received copies by facsimile of duly executed signature pages of this Agreement from each Borrower, the Authorized Representative and the Lender.
      Representations and Warranties. The representations and warranties of or on behalf of the Borrowers in this Agreement shall be true and correct on and as of the Agreement Effective Date.
    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF.
    Counterparts. This Agreement may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
  [SIGNATURE PAGE FOLLOWS]

  This letter shall be governed by the laws of the State of New York (without reference to conflicts of law).

HFG HEALTHCO-4 LLC
By: HFG HEALTHCO-4, INC., a member

Acknowledged and agreed as of	By: /s/

the date first written above:	Name: Mary L. Brady
Title: Vice President
DEGC ENTERPRISES (U.S.), INC.

By: /s/

Name: David L. Kosovich
Title:

MATRIA HEALTHCARE, INC.,
as Authorized Representative

By: /s/

Name: Parker H. Petit
Title: CEO

DIABETES MANAGEMENT SOLUTIONS, INC.

By: /s/

Name: Yvonne V. Scoggins
Title: Treasurer

DIABETES SELF CARE, INC.

By: /s/

Name: Yvonne V. Scoggins
Title: Treasurer